Hamilton Bancorp, Inc. Announces Results for Fourth Quarter and
Fiscal Year Ended March 31, 2013

TOWSON, MD,  May 7, 2013 – Hamilton Bancorp, Inc. (Nasdaq: HBK), today reported a net loss of $601,600, or a loss of $0.18 per share (basic and diluted), for the quarter-ended March 31, 2013, compared to a net loss of $911,500 for the quarter ended March 31, 2012.  Net loss for the year ended March 31, 2013 was $172,000, or a loss of $0.05 per share (basic and diluted), compared to net income of $131,000 for the year ended March 31, 2012.  Per share amounts for the prior year periods are not applicable as the net income reported is for Hamilton Bank prior to the completion of its mutual-to-stock conversion on October 10, 2012. As part of the conversion, Hamilton Bancorp became the Bank’s holding company and raised $35.6 million in net proceeds in a subscription offering.

Balance Sheet Review

Total assets at March 31, 2013 increased 4.2% to $332.0 million from $318.5 million at March 31, 2012.  The increase in assets was primarily due to the $35.6 million in net proceeds from the Bank’s mutual-to-stock conversion.  Investment securities increased $21.4 million to $116.2 million at March 31, 2013.

Total loans (net) decreased $10.6 million to $159.3 million at March 31, 2013 from $169.9 million at March 31, 2012, with the largest decline occurring in residential one- to four-family loans as such loans were repaid or refinanced and sold into the secondary market. The Bank continues to transform the composition of its loan portfolio by emphasizing commercial and commercial real estate lending which has resulted in residential loan balances declining and commercial real estate and commercial business loans increasing.  Commercial real estate loans increased $5.2 million during fiscal 2013, and accounted for 22.4% of gross loans at March 31, 2013 compared to 17.9% at March 31, 2012.  While commercial business loans decreased $199,000 during fiscal 2013, such loans increased as a percentage of gross loans, representing 16.7% of gross loans at March 31, 2013 compared to 15.7% at March 31, 2012.

Total deposits were $260.1 million at March 31, 2013, compared to $281.0 million at March 31, 2012. The decline in deposits was due in part to the withdrawal of funds used to purchase Company stock in the Bank’s mutual-to-stock conversion and the maturity of higher-costing certificates of deposit.  The Company remains focused on changing its deposit mix to rely less on certificates of deposit as a primary funding source and more on checking and savings accounts.

Total stockholders’ equity at March 31, 2013 was $67.4 million, compared to total equity of $35.1 million at March 31, 2012.  The increase was primarily attributable to the proceeds from the Bank’s mutual-to-stock conversion.  The Company’s book value per common share at March 31, 2013 was $19.71.  At that same date, tangible book value per share equaled $18.87.

Asset Quality Review

Nonperforming assets decreased 27.5% to $5.9 million at March 31, 2013, from $8.1 million at March 31, 2012.  Total nonperforming assets were 1.77% of total assets at March 31, 2013, compared to 2.55% at March 31, 2012.  During the year ended March 31, 2013, $596,000 in nonperforming loans were paid in full and the Bank charged off $3.2 million in nonperforming loans.  Of the $3.2 million in loans charged off,  $1.7 million had been previously reflected in the Bank’s allowance for loan losses as specific reserves at March 31, 2012.

The provision for loan losses totaled $1.3 million for the quarter ended March 31, 2013, compared to a provision of $2.3 million for the same quarter of 2012. The provision for loan losses totaled $1.7 million for the year ended March 31, 2013 compared to $2.7 million for fiscal 2012.  The  majority of the provision in the quarter ended March 31, 2013 was attributable to one lending relationship involving a commercial line of credit and two equipment loans totaling $1.2 million. During the fourth quarter of 2013,  $984,000 of the principal loan balance was deemed uncollectible and charged off. The remaining principal balance is expected to be collected through the sale of equipment that secured the loans.  In addition, general reserves for the most recent quarter increased nearly $240,000 as a result of historical net charge-offs calculated under ASC 450 “Accounting for Contingencies”.

The allowance for loan and lease losses at March 31, 2013 totaled $2.1 million, or 1.28% of total loans, compared to $3.6 million at March 31, 2012, or 2.05% of total loans. The $1.6 million decrease in the allowance for loan losses primarily resulted from the charge-off of loans during fiscal 2013 for which the Bank had established specific reserves as of March 31, 2012.

Income Statement Review

Net interest income remained unchanged at $2.1 million for the quarters ended March 31, 2013 and 2012. Net interest income decreased $517,000 to $8.1 million for the year ended March 31, 2013, compared to $8.6 million for fiscal 2012.  The decrease during fiscal 2013 was due to the low interest rate environment which resulted in a decrease in yields on loans and investments which was partially offset by a decrease in the cost of deposits.  For the three months and year ended March 31, 2013, the interest rate spread decreased 21 and 20 basis points to 2.47% and 2.44%, respectively, from the prior year periods. The net interest margin also decreased from 2.78% for the year ended March 31, 2012 to 2.62% for the year ended March 31, 2013.

Noninterest income for the fourth quarter of 2013 totaled $324,000, a decrease of $52,000, or 13.8%, compared to the fourth quarter of 2012.  The decrease between the two quarters was primarily due to decreases in gain on sale of investment securities and sale of SBA loans. The decrease was partially offset by increases in earnings on bank-owned life insurance and service charges.  For the year ended March 31, 2013, noninterest income totaled $941,000, a decrease of $6,000, or 0.6%, compared to the year ended March 31, 2012.  The decrease in fiscal 2013 was primarily due to decreases in gain on sale of investment securities, partially offset by increases in service charges, gain on sale of loans held for sale, income from REO property, and other noninterest revenue. Gains on the sale of loans increased as the Bank has sold residential loans into the secondary market.

Noninterest expenses increased $370,000 to $2.1 million for the three months ended March 31, 2013, compared to $1.7 million for the three months ended March 31, 2012.  The higher expense in the 2013 quarter is due to a bonus reversal during the 2012 quarter, as well as the added costs associated with operating as a public company.  Noninterest expenses increased $956,000 to $7.8 million for the year ended March 31, 2013, compared to $6.8 million for fiscal 2012. The largest contributors to the increase in fiscal 2013 were increases in salaries and benefits due to additional staff, data processing, advertising, professional services, other real estate owned, equipment and deposit insurance premiums.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Tangible book value and tangible book value per share are non-GAAP financial measures. A reconciliation to stockholders’ equity and book value per share is provided below. The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management.

About Hamilton Bancorp, Inc.

Hamilton Bancorp, Inc. is the parent company of Hamilton Bank. Hamilton Bank is a federally-chartered savings bank that has served the banking needs of its customers since 1915. Hamilton Bank conducts business primarily from its five full service banking offices located in Baltimore City, Maryland and the Maryland counties of Baltimore and Anne Arundel.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

The financial results presented in this press release for the fiscal year ended March 31, 2013 are preliminary until such time when the annual Form 10-K is filed in June 2013.

CONTACT:  Hamilton Bancorp, Inc.

          Bob DeAlmeida, President and Chief Executive Officer:  (410) 823-4510

Hamilton Bancorp, Inc.
Consolidated Statements of Financial Condition
(dollars in thousands)

	March 31,	March 31,
	2013	2012
	(unaudited)
ASSETS
Cash equivalents and time deposits	$33,969	$35,498
Investment securities, available for sale	116,234	94,830
Loans and leases receivable, net	159,317	169,904
Foreclosed real estate	756	756
Premises and equipment, net	2,461	2,519
Bank-owned life insurance	11,623	8,307
Goodwill and other intangible assets	2,877	2,928
Other assets	4,725	3,726
Total Assets	$331,962	$318,468

LIABILITIES
Deposits	260,117	281,015
Other liabilities	4,409	2,388
Total Liabilities	264,526	283,403
Total Stockholders' Equity	67,436	35,065
Total Liabilities and Stockholders' Equity	$331,962	$318,468

Hamilton Bancorp, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months ended March 31,		Fiscal Year Ended March 31,
	2013	2012	2013	2012
	(Dollars in thousands except per share data)
Interest Income	$2,672	$2,974	$10,885	$12,463
Interest Expense	610	847	2,802	3,863
Net Interest Income	2,062	2,127	8,083	8,600
Provision for Loan Losses	1,337	2,331	1,730	2,718
Net Interest Income After
Provision for Loan Losses	725	(204)	6,353	5,882
Total Non-Interest Income	324	376	941	947
Total Non-Interest Expenses	2,091	1,720	7,773	6,815
Income Before Tax
Expense	(1,042)	(1,548)	(479)	14
Income Tax Expense	(440)	(637)	(307)	(117)
Net Income available to
common stockholders	$(602)	$(911)	$(172)	$131

Basic Earnings Per Common Share	$(0.18)	N/A	$(0.05)	N/A
Diluted Earnings Per Common Share	$(0.18)	N/A	$(0.05)	N/A

Hamilton Bancorp, Inc.
Tangible Book Value
(Unaudited)

	At March 31, 2013	At March 31, 2012
	(dollars in thousands except per share data)

Tangible book value per common share:
Total stockholders' equity	$67,436	$35,065
Less: Goodwill and other intangible assets	(2,877)	(2,928)
Tangible common equity	$64,559	$32,137

Outstanding common shares (1)	3,421,572	N/A

Book value per common share (1)	$19.71	N/A

Tangible book value per common share (1)	$18.87	N/A
Tangible common equity to tangible assets	19.62%	10.18%

(1) Hamilton Bancorp did not have any outstanding common or preferred stock prior to October 10, 2012.

Hamilton Bancorp, Inc.
Allowance for Loan Losses
(Unaudited)

	For the Three Months ended March 31,		For the Fiscal Year Ended March 31,
	2013	2012	2013	2012
	(Dollars in thousands)

Balance, beginning	$1,943	$1,475	$3,552	$1,183
Provision charged to income	1,337	2,331	1,730	2,718
Charge-offs	(1,209)	(254)	(3,211)	(349)
Recoveries	-	-	-	-
Balance, ending	$2,071	$3,552	$2,071	$3,552

Allowance for Loan Losses as a
percentage of gross loans	1.28%	2.05%	1.28%	2.05%

Hamilton Bancorp, Inc.
Non-Performing Assets
(Unaudited)

	For the Fiscal Year Ended March 31, 2013	For the Nine Months Ended December 31, 2012	For the Fiscal Year Ended March 31, 2012

	(dollars in thousands)

Nonaccruing loans and leases	$5,132	$4,339	$7,369
Accruing loans and leases delinquent more than 90 days	-	-	-
Foreclosed assets	756	1,184	756
Total nonperforming assets	$5,888	$5,523	$8,125

ASC 450 - Allowance for loan and lease losses	$1,562	$1,319	$1,299
ASC 310 - Impaired loan valuation allowance	509	624	2,253
Total allowance for loans and lease losses	$2,071	$1,943	$3,552

Ratio of nonperforming assets to total assets at end of period (1)	1.77%	1.65%	2.55%
Ratio of nonperforming loans and leases to total loans and
leases at end of period (2)	3.18%	2.61%	4.25%
Ratio of net charge offs to average loans and leases for
the period ended (3)	1.93%	1.60%	0.20%
Ratio of allowance for loan and lease losses to total loans and
leases at end of period	1.28%	1.17%	2.05%
Ratio of allowance for loan and lease losses to nonperforming
loans and leases at end of period (2)	40.35%	44.78%	48.20%

(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the nine months ended December 31, 2012 have been annualized.